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                                                                   Exhibit 10.25

                            FIRST AMENDMENT TO LEASE

I.    PARTIES AND DATE.

      This Amendment to Lease dated September 14, 2004, is by and between THE IRVINE COMPANY, a Delaware corporation ("LANDLORD"), and SM&A, formerly known as Steven Myers & Associates, Inc., a California corporation ("TENANT").

II.   RECITALS.

      On December 18, 1996, Landlord and Tenant entered into an office space lease ("LEASE") for space in a building located at 4695 MacArthur Court, Suite 800, Newport Beach, California ("PREMISES"), for a Term currently scheduled to expire on June 30, 2007.

      Landlord and Tenant each desire to modify the Lease to add space on the ninth (9th) floor of the Building ("SUITE 900"), extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.  MODIFICATIONS.

      A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

            1. Effective as of the Commencement Date for Suite 900 (as hereinafter defined), Item 2 of the Basic Lease Provisions shall be amended by adding "Suite 900."

            2. Item 4 of the Basic Lease Provisions is hereby amended by adding the following:

                  "Estimated Commencement Date for Suite 900: December 1, 2004."

            3. Item 5 of the Basic Lease Provisions is hereby deleted in its entirety and the following is substituted in lieu thereof:

                  "5. Lease Term: The Term of this Lease shall expire at midnight on June 30, 2012 as to the Premises and Suite 900."

            4.    (a)   Effective as of the Commencement Date for Suite 900, and
            continuing through June 30, 2007, Item 6 of the Basic Lease Provisions shall be amended by adding the following, which amounts shall be in addition to the Basic Rent for the Premises set forth in the Lease:

                  "Basic Rent for Suite 900: Twenty-Three Thousand Five Hundred Three Dollars ($23,503.00) per month, based on $2.20 per rentable square foot.

                  Rental Adjustments:

                  Commencing October 1, 2005, the Basic Rent for Suite 900 shall be Twenty-Four Thousand Five Hundred Seventy-One Dollars ($24,571.00) per month, based on $2.30 per rentable square foot.

                  Commencing October 1, 2006, the Basic Rent for Suite 900 shall be Twenty-Five Thousand Six Hundred Thirty-Nine Dollars ($25,639.00) per month, based on $2.40 per rentable square foot."

                  (b) Effective as of July 1, 2007, Item 6 of the Basic Lease Provisions shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  "Basic Rent: Seventy-Six Thousand Three Hundred Seventy-Five Dollars ($76,375.00) per month, based on $2.50 per rentable square foot.

                  Rental Adjustments:

                  Commencing July 1, 2008, the Basic Rent shall be Seventy-Nine Thousand Four Hundred Thirty Dollars ($79,430.00) per month, based on $2.60 per rentable square foot.

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                  Commencing July 1, 2009, the Basic Rent shall be Eighty-Two
                  Thousand Four Hundred Eighty-Five Dollars ($82,485.00) per month, based on $2.70 per rentable square foot.

                  Commencing July 1, 2010, the Basic Rent shall be Eighty-Five Thousand Five Hundred Forty Dollars ($85,540.00) per month, based on $2.80 per rentable square foot.

                  Commencing July 1, 2011, the Basic Rent shall be Eighty-Eight Thousand Five Hundred Ninety-Five Dollars ($88,595.00) per month, based on $2.90 per rentable square foot."

            5.    (a)   Effective as of the Commencement Date for Suite 900,
            Item 7 of the Basic Lease Provisions shall be amended by adding the following:

                  "Property Tax Base for Suite 900: The Property Taxes per rentable square foot actually incurred by Landlord in connection with Suite 900 for its fiscal year ending June 30, 2005.

                  Building Cost Base for Suite 900: The Building Costs per rentable square foot actually incurred by Landlord in connection with Suite 900 for its fiscal year ending June 30, 2005."

                  (b) Effective as of July 1, 2007, the Expense Base Year for Suite 800 shown in Item 7 of the Basic Lease Provisions shall be deleted in its entirety and the following substituted in lieu thereof:

                  "7. Property Tax Base for Suite 800: The Property Taxes per rentable square foot actually incurred by Landlord in connection with Suite 800 for its fiscal year ending June 30, 2007.

                  Building Cost Base for Suite 800: The Building Costs per rentable square foot actually incurred by Landlord in connection with Suite 800 for its fiscal year ending June 30, 2007.

                  Expense Recovery Period: Every twelve (12) month period during the Term (or portion thereof during the first and last Lease years) ending June 30."

            6.    (a)   Effective as of the Commencement Date for Suite 900,
            Item 8 of the Basic Lease Provisions shall be amended by adding "and Suite 900 comprising approximately 10,683 rentable square feet."

                  (b) Effective as of July 1, 2007, Item 8 of the Basic Lease Provisions shall be deleted in its entirety and the following substituted in lieu thereof:

                  "8. Floor Area of Premises: approximately 30,550 rentable square feet comprising approximately 19,867 rentable square feet in Suite 800 and approximately 10,683 rentable square feet in Suite 900."

            7.    (a)   Effective as of the Commencement Date for Suite 900 and
            continuing through July 1, 2007, Item 12 of the Basic Lease Provisions shall be amended by adding the following:

                  "Parking for Suite 900: Thirty-seven (37) unreserved vehicle parking spaces."

                  (b) Effective as of July 1, 2007, Item 12 of the Basic Lease Provisions shall be deleted in its entirety and the following substituted in lieu thereof:

                  "12. Parking: Ten (10) reserved and ninety-five (95) unreserved vehicle parking spaces."

      B.    Free and Abated Rent.

            (1) In consideration of Tenant's execution and delivery of this Amendment, Landlord agrees that Tenant shall not be obligated to pay the Basic Rent and Operating Expenses due under the Lease with respect to Suite 900 only for the two months immediately following the Commencement Date for Suite 900.

            (2) Notwithstanding anything in this Amendment to the contrary, Tenant will not be occupying all of Suite 900 as of the Commencement Date for Suite 900, and will refrain from the use and occupancy of those portions of Suite 900 consisting of approximately 3,683

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rentable square feet shown by cross-hatching on Exhibit A-1 attached hereto as the Vacant Area and the Vacant Corridor Area (collectively, the "Vacant Areas") until the Full Rent Date (as hereinafter defined). For purposes of this Lease, the "Full Rent Date" shall mean the date which is the earlier of (a) the date which is six (6) months following the Commencement Date for Suite 900 and (b) the date on which Tenant commences use and occupancy of any portion of the Vacant Areas. Landlord and Tenant agree that the Basic Rent for Suite 900 shall be abated in the amount of Eight Thousand One Hundred Three Dollars ($8,103.00) per month (representing $2.20 per rentable square foot for the 3,683 square feet comprising the Vacant Areas) only for the period (the "Abatement Period") commencing on the Commencement Date for Suite 900 and ending on the Full Rent Date. During the Abatement Period, neither Landlord nor Tenant shall have the right to use or occupy for any purpose whatsoever, the Vacant Areas, except as expressly set forth in this Section III.B.(2) and except for Tenant's right to install telecommunications and data cabling, equipment and fixtures in the Vacant Areas during the Abatement Period. For purposes of this Section III.B., "use and occupancy of any portion of the Vacant Areas" shall mean any use, occupancy, or any storage or placement of any furniture, equipment, fixtures, files, or other personal property in any portion of the Vacant Areas, provided, however, that as to the Vacant Corridor Area, use and occupancy shall not include use of the same as a corridor for the movement of people or personal property through such Vacant Corridor Area to gain access to other portions of Suite 900. From and after the Full Rent Date, Tenant shall pay to Landlord the Full Amount of Basic Rent for Suite 900 without any further abatement.

      C. Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing with respect to Suite 900 during the twelve (12) month period commencing as of the Commencement Date for Suite 900, nor shall Tenant be obligated to pay Landlord for Operating Expenses accruing with respect to Suite 800 during the twelve (12) month period commencing as of July 1, 2007.

      D.    Commencement Date For Suite 900.

            (1) Subject to the provisions of Section III.D.(2), below, the commencement of the term of the Lease as to Suite 900 (the "COMMENCEMENT DATE FOR SUITE 900"), shall occur upon the earlier of (a) the date Tenant acquires possession of or commences use of the Premises or any portion thereof (excluding the Vacant Areas) for any purpose, or (b) the date the Premises are tendered to Tenant with the tenant improvements (the "SUITE 900 TENANT IMPROVEMENTS") required to be constructed by Landlord pursuant to the Work Letter attached hereto as Exhibit X (the "9TH FLOOR WORK LETTER") substantially completed in accordance with the Working Drawings and Specifications and any Changes (as such terms are defined in the 9th Floor Work Letter) approved by Tenant, provided that the Suite 900 Tenant Improvements shall not be deemed to have been substantially completed until any approvals by relevant governmental authorities which are required for occupancy of the Premises have been obtained (as evidenced by written approval thereof in accordance with the building permits issued for the Suite 900 Tenant Improvements or issuance of a temporary or final certificate of occupancy for the Premises). Landlord shall provide Tenant written notice of the substantial completion of the Suite 900 Tenant Improvements. Prior to Tenant's taking of possession of the Premises, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for Suite 900. Tenant's failure to execute that form shall not affect the validity of Landlord's determination of such date.

            (2) If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant with the Suite 900 Tenant Improvements substantially completed on or before the Estimated Commencement Date for Suite 900 as set forth in Item 4 of the Basic Lease Provisions, as hereby amended (the "SUITE 900 ESTIMATED COMMENCEMENT DATE"), this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent and the Commencement Date for Suite 900 shall not occur until Landlord tenders possession of the Premises in accordance with Section III.D.(1), above, except that if Landlord cannot so tender possession of the Premises on or before the Suite 900 Estimated Commencement Date due to any Tenant Delay (as defined in the 9th Floor Work Letter), then, except as otherwise provided in Section III.D.(3), below, the Commencement Date for Suite 900 shall be deemed to have occurred and Landlord shall be entitled to full performance by Tenant (including the payment of rent) from the date Landlord would have been able to deliver the Premises to Tenant with the Suite 900 Tenant Improvements substantially completed but for such Tenant Delay.

            (3)   Notwithstanding anything to the contrary contained in this
Section III.D., if for any reason other than Tenant Delays (as defined in the 9th Floor Work Letter), or other matters beyond Landlord's reasonable control, the actual Commencement Date for Suite 900 has not occurred by the date that is ninety (90) days following the Estimated Commencement Date for Suite 900, then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual occurrence of the Commencement Date for Suite 900, elect to terminate this Amendment, in which case the Lease shall remain in full force and effect without regard to any of the provisions of this Amendment. Notwithstanding the foregoing, if at any time during the period of the construction of the Suite 900 Tenant Improvements, Landlord reasonably believes that the Commencement Date for Suite 900 will not occur on or before ninety (90) days following the Suite

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900 Estimated Commencement Date, Landlord may notify Tenant in writing of such fact and of a new outside date on or before which the Commencement Date for Suite 900 will occur, and Tenant must elect within ten (10) days of receipt of such notice to either terminate this Amendment or waive its right to terminate this Amendment provided the Commencement Date for Suite 900 occurs on or prior to the new outside date established by Landlord in such notice to Tenant. Tenant's failure to elect to terminate this Amendment within such ten (10) day period shall be deemed Tenant's waiver of its right to terminate this Amendment as provided in this paragraph as to the previous outside date, but not as to the new outside date established by said notice.

      E.    Right to Extend This Lease.

            (1) Provided that Tenant is not in default under any provision of this Lease at the time of exercise of the extension right granted herein, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease (except in connection with an assignment of the Lease to a Tenant Affiliate as described in Section 9.1(e) of the Lease), Tenant may extend the Term of this Lease for one (1) period of sixty (60) months. If Tenant desires to exercise its right to extend the Term of this Lease, Tenant shall deliver to Landlord, no sooner than May 31, 2011, and no later than August 15, 2011, Tenant's written notice of its desire to exercise its right to extend (the "Exercise Notice"). Within fifteen (15) days following Landlord's receipt of the Exercise Notice, Landlord shall determine, and shall provide Tenant written notice (the "Rent Notice") of, the Basic Rent (including periodic adjustments) which Landlord determines to be the prevailing market rental rate (including periodic adjustments) for comparable and similarly improved space within the "Comparable Buildings" (as hereinafter defined) as of the commencement of the extension period, as determined by Landlord based on a reasonable extrapolation of then-current leasing rates (the "MARKET RENT"). In no event shall the monthly Basic Rent payable for the extension period be less than the monthly Basic Rent payable during the month immediately preceding the commencement of such extension period. For purposes of this Section III.E., "Comparable Buildings" shall mean the Project, Jamboree Center in Irvine, California, and Plaza Tower and Center Tower in Costa Mesa, California.

            (2) Within fifteen (15) days after Tenant's receipt of the Rent Notice, Tenant shall provide Landlord written notice (the "Response Notice") that: (a) Tenant desires to exercise its right to extend the Term of the Lease at the Basic Rent set forth in the Rent Notice, (b) that Tenant desires to exercise its right to extend the Term of the Lease, but disagrees with Landlord's determination of the Market Rent set forth in the Rent Notice, in which case the Response Notice shall state the amount which Tenant believes constitutes the Market Rent for the Premises, or (c) that Tenant does not desire to exercise its right to extend the Term of the Lease. In the event that the Response Notice states that Tenant desires to exercise its right to extend the Term of the Lease in accordance with clause (a) or (b) above, Tenant shall be deemed to have irrevocably committed to extend the Term of the Lease either for the Basic Rent (including periodic adjustments) set forth in the Rent Notice in the case of clause (a), or for the Market Rent to be determined in accordance with this Section III.E. in the case of clause (b). If the Response Notice states that Tenant desires to exercise its right to extend the Term of this Lease in accordance with clause (b), Landlord and Tenant shall attempt to reach agreement upon the Basic Rent (including periodic adjustments) for the extension term within fifteen (15) days following the date of the Response Notice (the "Negotiation Period"). In the event that the parties are not able to reach agreement in writing within the Negotiation Period, then within ten (10) days following the expiration of the Negotiation Period, each party shall designate an appraiser and the Market Rent shall be determined by appraisal in accordance with Section III.E.(3), below. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Market Rent. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the Market Rent in accordance with Section III.E.(3), below. Any appraiser designated hereunder shall have an M.A.I. certification or equivalent with not less than five (5) years experience in the leasing of office space in commercial office buildings in Orange County, California. The appraiser responsible for determining the Market Rent pursuant to the foregoing shall be referred to herein as the "ACTING APPRAISER".

            (3) Within ten (10) days following the expiration of the Negotiation Period, Landlord and Tenant shall each submit to the other, in writing, its determination of the Market Rent (including periodic adjustments) for the extension period (respectively, the "LANDLORD'S DETERMINATION" and the "TENANT'S DETERMINATION"), which shall in no event be more favorable to the party submitting the same than the initial amount specified by each of Landlord and Tenant as their determination of the Basic Rent in the Rent Notice and the Response Notice, respectively. Should either party fail timely to submit its determination, then the determination of the other party shall be conclusive and binding on the parties. Copies of Landlord's Determination and Tenant's Determination shall be provided to the Acting Appraiser as soon as reasonably possible following the appointment of the Acting Appraiser. Within thirty (30) days following the selection of the Acting Appraiser and such appraiser's receipt of the Landlord's Determination and the Tenant's Determination, the Acting Appraiser shall determine whether the Basic Rent specified by Landlord or by Tenant more accurately reflects the Market Rent. Accordingly, either the Landlord's Determination or the Tenant's Determination shall be selected by the Acting Appraiser as the Market Rent for the Extension Period. In no event shall the Acting

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Appraiser attribute factors for market tenant improvement allowances (other than renovation allowances then being provided to renewal tenants by landlords in the Comparable Buildings) or brokerage commissions to reduce Market Rent. At any time before the decision of the Acting Appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted to the other party, in which event such terms shall be the Basic Rent for the extension term. The fees of the appraiser(s) shall be borne equally by the parties.

            (4) Should Tenant fail timely to deliver either the Exercise Notice or the Response Notice, or should the Response Notice state that Tenant does not desire to exercise its right to extend the Term of this Lease as stated in clause (c) of Section III.E.(2), above, then this extension right shall thereupon lapse and be of no further force or effect. Promptly following either receipt of the Response Notice stating that Tenant exercises its right to extend the Term of the Lease in accordance with clause (a) of Section III.E.(2), above, or the Acting Appraiser's determination of the Market Rent if Tenant exercises its right to extend the Term of the Lease in accordance with clause (b) of
Section III.E.(2), above, Landlord shall prepare an amendment to the Lease memorializing the extension of the Term in accordance with the foregoing in form reasonably satisfactory to Tenant, and Tenant shall duly execute and return same to Landlord within fifteen (15) days. Should Tenant fail timely to execute and deliver the amendment, then Landlord may, following notice to Tenant of such failure and Tenant's failure to execute the amendment within ten (10) days following such notice, at Landlord's sole written election, either specifically enforce the Response Notice or extinguish Tenant's right to extend the Term. Should Landlord elect the latter, then this Lease shall terminate upon the scheduled date of expiration and Tenant's rights under this paragraph shall be of no further force or effect.

            (5) Any attempt to assign or transfer any right or interest created by this paragraph, other than to a Tenant Affiliate (as defined in Section 9.1(c) of the Lease) in connection with the assignment of the Lease to such Tenant Affiliate, shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single sixty (60) month extension created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section III.E. Time is specifically made of the essence of this paragraph. The provisions of this Section III.E. supersede the provisions of Section 3.1(b) of the Lease, which Section 3.1(b) is hereby deleted from the Lease in its entirety.

      F. Right of First Offer. Effective as of the Commencement Date for Suite 900, Section 2.1(b) of the Lease shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  "(b)  Provided Tenant is not then in default hereunder,
            Landlord hereby grants Tenant the continuing right ("FIRST RIGHT") to lease, during the period commencing April 1, 2005 through June 30, 2012, any space which may become available for lease on the ninth (9th) floor of the Building ("FIRST RIGHT SPACE") in accordance with and subject to the provisions of this Section. It is understood, however, that Tenant's First Right is expressly conditioned upon the prior delivery by Tenant of written notice to Landlord in good faith of Tenant's need for additional space (the "SPACE REQUIREMENT NOTICE"). If, at any time after April 1, 2005 and following delivery of a Space Requirement Notice and while this First Right is in effect, Landlord desires to lease the First Right Space, or any portion thereof, to any third party, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the "ECONOMIC TERMS"), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant's benefit. It is understood that should Landlord intend to lease other space in addition to the First Right Space as part of a single transaction, then Landlord's notice shall so provide and all such space shall collectively be subject to the following provisions. Within five (5) business days after receipt of Landlord's notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord's notice (the "Designated Space") upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant's lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or
            (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord's notice within said period, Tenant shall be deemed to

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            have elected clause (ii) above. In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either
            (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in the Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing in form reasonably satisfactory to Tenant, and Tenant shall execute and return same to Landlord within fifteen (15) days. Should Tenant fail to timely execute and return the amendment, then Landlord may, following notice to Tenant and Tenant's failure to execute the Amendment within ten (10) days following such notice, at Landlord's sole election, specifically enforce Tenant's commitment to lease the Designated Space, lease such space to a third party, and/or pursue any other available legal remedy. In the event that Landlord leases the First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section, and during the effective period of this First Right the First Right Space, or any portion thereof, shall again become available for releasing, then prior to Landlord entering into any new lease with a third party for the First Right Space, Landlord shall repeat the procedures specified above in this Section. Notwithstanding the foregoing, it is understood that Tenant's First Right shall be subject to any extension rights which may hereafter be granted by Landlord to any third party tenant now or hereafter occupying the First Right Space or any portion thereof, and in no event shall any such First Right Space be deemed available for leasing unless the then-existing tenant thereof shall vacate that First Right Space. Tenant's rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred other than to a Tenant Affiliate in connection with the assignment of the Lease to such Tenant Affiliate. Any other attempted assignment or transfer shall be void and of no force or effect."

      G. Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant's execution and delivery of this Amendment, a letter of credit in the amount of Sixty Four Thousand Three Hundred Sixty Nine Dollars ($64,369.00) which letter of credit shall be in form and with the substance of Exhibit G attached hereto. The letter of credit shall be issued by a financial institution acceptable to Landlord with a branch in Orange County, California, at which draws on the letter of credit will be accepted. The letter of credit shall provide for automatic yearly renewals until August 31, 2007. In the event the letter of credit is not continuously renewed through the period set forth above, or upon any default under the Lease by Tenant, including specifically Tenant's failure to pay rent or to abide by its obligations under Sections 7.1 and 15.3 of the Lease, Landlord shall be entitled to draw upon said letter of credit by the issuance of Landlord's sole written demand to the issuing financial institution. Any such draw shall be without waiver of any rights Landlord may have under the Lease or at law or in equity as a result of any default hereunder by Tenant. So long as Tenant is not in default under this Lease, Landlord shall cooperate with Tenant to exonerate the letter of credit effective as soon as reasonably possible following July 1, 2007, provided Landlord shall have received payment from Tenant of the rent payable for the month of July, 2007, or, if such payment is made by Tenant's check, such check has cleared Landlord's bank following the deposit of the same.

      H. Floor Plan of Premises. Effective as of the date of this Amendment, Exhibit A-1 attached to this Amendment shall be added to Exhibit A of the Lease.

      I. Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, effective as of the Commencement Date for Suite 900 through June 30, 2012, Landlord shall make available to Tenant, and Tenant may lease from Landlord, up to thirty-seven (37) unreserved parking spaces in connection with its leasing of Suite 900 (as reflected in the revised parking allotment set forth in Section III.A.7(a) of this Amendment)(the "Suite 900 Allotted Stalls"). Tenant acknowledges that any of the Suite 900 Allotted Stalls that Tenant fails to lease continuously from and after the date which is one year following the Commencement Date for Suite 900, shall thereafter be at Landlord's scheduled parking rates from time to time. Subject to the foregoing and effective as of the Commencement Date for Suite 900, the stall charge for the Suite 900 Allotted Stalls shall be Fifty Dollars ($50.00) per unreserved stall per month through June 30, 2012 only. Commencing July 1, 2007, Landlord shall make available to Tenant, and Tenant may lease from Landlord for the remaining Term of the Lease, up to ten (10) reserved and fifty-eight (58) unreserved vehicle parking spaces in connection with its leasing of Suite 800 (as reflected in the revised parking allotment set forth in Section III.A.7(b) of this Amendment)(the "Suite 800 Allotted Stalls"). Tenant acknowledges that any of the Suite 800 Allotted Stalls that Tenant fails to lease continuously from and after July 1, 2008, shall thereafter be at Landlord's scheduled parking rates from time to time. Subject to the foregoing and effective as of July 1, 2007, the stall charges for the Suite 800 Allotted Stalls shall be One Hundred Twenty Dollars ($120.00) per reserved stall per month and Fifty Dollars ($50.00) per unreserved stall per month

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through June 30, 2012. Notwithstanding the foregoing, during the period prior to
June 30, 2012, Tenant shall not be charged more than the following monthly stall charges for any of the Suite 800 and Suite 900 Allotted Stalls as to which Tenant may be charged Landlord's scheduled parking rates from time to time: (a) a monthly stall charge increased by not more than five per cent (5%) per year on a cumulative and annually compounded basis from a base price as of July 1, 2004 of Seventy-Two Dollars ($72.00) per unreserved stall per month, and (b) a monthly stall charge in excess of One Hundred Fifty Dollars ($150.00) per reserved stall per month. From and after July 1, 2012, the stall charges for all of the foregoing parking shall be at Landlord's scheduled parking rates from time to time.

      K. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 900 in accordance with the provisions of Exhibit X, Work Letter, attached hereto and for Suite 800 in accordance with the provisions of
Exhibit X-1, Work Letter, attached hereto.

      L. Assignment and Subletting. Effective as of the Commencement Date for Suite 900, Section 9.1 of the Lease is hereby amended as follows:

            (1) Clause (4) of Section 9.1(c) of the Lease is hereby deleted in its entirety; and

            (2) Clause (5) of Section 9.1(c) is hereby modified to read in its entirety as follows:

            "(5) Any proposed assignee or subtenant is neither an existing tenant of the Building or Project, nor a prospective tenant from whom Landlord has then received, or to whom Landlord has then provided, a written proposal to lease space within the Project, provided, however, that Landlord shall not unreasonably withhold its consent to a transfer to an existing tenant of the Building or Project, or a prospective tenant from whom Landlord has then received a proposal to lease space within the Project, if Landlord is unable to provide to such tenant the square footage of contiguous space within the Project required by such tenant or prospective tenant; and"

      M. Signage. Effective as of the Commencement Date for Suite 900, the fifth sentence of Section 5.2(b) of the Lease is hereby modified to read in its entirety as follows:

      "Tenant's signage rights shall belong solely to SM&A, a California corporation, and shall not be transferred or assigned by it except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(e), without Landlord's prior written consent, which may be withheld by Landlord in Landlord's sole discretion, provided, however, that if such assignment is to a corporation or other business entity which succeeds to the assets or business of Tenant or Tenant's parent as a result of merger or consolidation, or acquires all or substantially all of Tenant's assets or capital stock, such assignment of the signage rights shall continue to be subject to Landlord's prior written consent, which may be withheld by Landlord in Landlord's sole discretion, based upon Landlord's determination of whether the identification of such assignee would adversely affect the Project or its reputation, or would conflict with the rights or preferences of another tenant of the Project, or a prospective tenant of the Project with which Landlord is then actively negotiating."

IV.   GENERAL.

      A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

      B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

      C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

      D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

      E. Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

      F. Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

V.    EXECUTION.

      Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:                                 TENANT:

THE IRVINE COMPANY                        SM&A

By /s/ William Halford                    By /s/ Steven S. Myers
      William R. Halford                  Steve S. Myers
      President, Office Properties        Chairman & Chief Executive Officer

By /s/ Michael Bennett                    By /s/ Steve Handy
      Michael T. Bennett                  Steve Handy
      Office Properties                   Vice President Corporate Controller

                      IRREVOCABLE STANDBY LETTER OF CREDIT

                                   Number:     _____________________________
                                   Date:       _____________________________
                                   Amount:     _____________________________
                                   Expiration: _____________________________

      BENEFICIARY                                  ACCOUNT PARTY

      The Irvine Company                           _________________________
      550 Newport Center Drive                     _________________________
      Newport Beach, CA 92660                      _________________________
      Attn: Vice President, Operations,
            Office Properties

We hereby issue our Irrevocable Letter of Credit No.___________ in favor of The Irvine Company ("Beneficiary"), its successors and assigns, for the account of ______________ . We undertake to honor your sight draft, upon presentation at our office in ______________ , California, for any sum or sums not to exceed a total of _______________ ($___________) in favor of Beneficiary when accompanied by the original of this Letter of Credit.

Partial and multiple drawings are permitted under this Letter of Credit. In the event of a partial draw, the amount of the draft shall be endorsed on the reverse side hereof by the negotiating bank.

This Letter of Credit is transferable in its entire undrawn balance to a successor beneficiary upon presentation by Beneficiary of the original of this Letter of Credit, together with a written request for transfer executed by Beneficiary.

It is a condition of this Letter of Credit that it shall remain enforceable against us for a period of from this date and further, that it shall be deemed automatically extended for successive one-year periods without amendment thereafter unless thirty (30) days prior to the expiration date set forth above, or within thirty (30) days prior to the end of any yearly Anniversary Date thereafter, you shall receive our notice in writing by certified mail, return receipt requested, that we elect not to renew this Letter of Credit for any subsequent year.

The draft must be marked "Drawn under __________________ Letter of Credit No. ________________dated ______________."

There are no other conditions of this letter of credit. Except so far as otherwise stated, this credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and is otherwise governed by the law of the State of California.

________________________
________________________

By:_____________________

By:_____________________

                                    EXHIBIT G

                                    EXHIBIT X

                                   WORK LETTER
                                   (SUITE 900)

                                DOLLAR ALLOWANCE
                             SECOND GENERATION SPACE

The Tenant Improvement work (herein "Tenant Improvements") shall consist of any work required to complete Suite 900 pursuant to plans and specifications approved by both Landlord and Tenant. All of the Tenant Improvement work shall be performed in accordance with the procedures and requirements set forth below by a contractor engaged by Landlord and selected on the basis of a competitive bidding process involving at least one (1) general contractor designated by Landlord and two (2) other general contractors approved by the parties. If the general contractor designated by Landlord submits the lowest qualified bid, such contractor shall be utilized to perform the work.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES

      A. Tenant has approved, or shall approve within the time period set forth below, a detailed space plan for Suite 900, prepared by the architect engaged by Landlord for the work described herein ("Landlord's Architect"), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements ("Preliminary Plan"). Tenant shall approve or disapprove the Preliminary Plan by signing and delivering same to Landlord within five (5) business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant's suggested revisions in a mutually satisfactory manner. Notwithstanding the foregoing, however, Tenant shall approve in all respects a Preliminary Plan not later than August 18, 2004 ("Plan Approval Date").

      B. On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord's Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant's equipment, and details of all "Non-Standard Improvements" (as defined below) to be installed in Suite 900 (collectively, "Programming Information"). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

      C. Upon Tenant's approval of the Preliminary Plan and delivery of the complete Programming Information, Landlord's Architect and engineers shall prepare and deliver to the parties working drawings and specifications for the Tenant Improvements consistent with the Preliminary Plans ("Working Drawings and Specifications"). Tenant shall have five (5) business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and any disapproval or requested modification shall be limited to items not contained in or not consistent with the approved Preliminary Plan. Should Tenant disapprove the Working Drawings and Specifications, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord's Architect into a revised set of Working Drawings and Specifications, and Tenant shall approve same in writing within five (5) business days of receipt without further revision.

      D. In the event that Tenant requests in writing a revision in the Working Drawings and Specifications following the date of approval of the Preliminary Plans ("Change"), then provided such Change is reasonably acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase, if any, in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order in writing within three (3) business days following its receipt of the same from Landlord. Tenant's approval of a Change shall be accompanied by Tenant's payment of any resulting increase in the Completion Cost. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order, but that Landlord shall use its reasonable efforts not to further complete work which would be materially altered by a Change for five (5) days following Tenant's request for a Change.

      E. It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld. Landlord shall identify any disapproved items within five (5) business days (or three (3) business days in the case of Changes) after receipt of the applicable document. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the "Landlord's Contribution" as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

      F. Upon approval of the Working Drawings and Specifications, Landlord shall submit them to competitive bid as provided above. Each bidding contractor shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord. All other subcontractors shall be subject to Landlord's reasonable approval, and Landlord may require that one or more designated subtrades be union contractors. The lowest responsible bidder shall be selected as Landlord's general contractor and the bid amount shall be deemed the "Final Cost Estimate" for purposes hereof.

      G. Landlord shall permit Tenant and its agents to enter Suite 900 at least five (5) days prior to the Commencement Date for Suite 900 in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter Suite 900 prior to the Commencement Date for Suite 900 is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon twenty-four
            (24) hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent with respect to Suite 900. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in Suite 900 extend the Commencement Date for Suite 900.

      H. Tenant hereby designates Steve Handy, Telephone No. (949) 975-1550, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as it given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

      I. Notwithstanding any provision in the Amendment, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to approve the Preliminary Plan by the Plan Approval Date, fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within five (5) days following Tenant's receipt thereof), requests any Changes, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "TENANT DELAY"), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date for Suite 900 shall be deemed to have occurred for all purposes, including without limitation Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver Suite 900 to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing.

II.   COST OF TENANT IMPROVEMENTS

      A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs ("Completion Cost") as incurred a maximum of Two Hundred Fifty-Five Thousand Seven Dollars ($255,007.00) ("Landlord Contribution"), based on $28.46 per usable square foot of the portion of Suite 900 not within the Vacant Areas, plus $26.58 per usable square foot of the Vacant Areas, and Tenant shall be fully responsible for the remainder ("Tenant's Contribution"). If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord's Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment. The foregoing Landlord Contribution is based upon Landlord's ability to amortize the Landlord Contribution over a term of ninety-one (91) months and eighty-five (85) months (as to the Vacant Areas), respectively. In the event that the Preliminary Plans are not approved by Tenant on or before August 18, 2004, Landlord's Contribution per usable square foot shall be reduced proportionately based on the number of additional months (including a portion of a month) of delay in Tenant's approval of the Preliminary Plans.

      B. The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work, and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of five percent (5%) of all such direct costs.

      C. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant's Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras not reflected on the approved working drawings, or because of delays, then Tenant shall pay to Landlord, within ten (10) days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease.

                                   EXHIBIT X-1

                                   WORK LETTER
                                   (SUITE 800)

                                DOLLAR ALLOWANCE
                             SECOND GENERATION SPACE

The Tenant Improvement work (herein "Tenant Improvements") shall consist of any work required to complete Suite 800 pursuant to plans and specifications approved by both Landlord and Tenant. All of the Tenant Improvement work shall be performed in accordance with the procedures and requirements set forth below by a contractor engaged by Landlord and selected on the basis of a competitive bidding process involving at least one (1) general contractor designated by Landlord and two (2) other general contractors approved by the parties. If the general contractor designated by Landlord submits the lowest qualified bid, such contractor shall be utilized to perform the work.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES

      A. Tenant has approved, or shall approve within the time period set forth below, a detailed space plan for Suite 800, prepared by the architect engaged by Landlord for the work described herein ("Landlord's Architect"), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements ("Preliminary Plan"). Tenant shall approve or disapprove the Preliminary Plan by signing and delivering same to Landlord within five (5) business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant's suggested revisions in a mutually satisfactory manner. Notwithstanding the foregoing, however, Tenant shall approve in all respects a Preliminary Plan not later than March 1, 2005 ("Plan Approval Date").

      B. On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord's Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant's equipment, and details of all "Non-Standard Improvements" (as defined below) to be installed in Suite 800 (collectively, "Programming Information"). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

      C. Upon Tenant's approval of the Preliminary Plan and delivery of the complete Programming Information, Landlord's Architect and engineers shall prepare and deliver to the parties working drawings and specifications for the Tenant Improvements consistent with the Preliminary Plans ("Working Drawings and Specifications"). Tenant shall have five (5) business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and any disapproval or requested modification shall be limited to items not contained in or not consistent with the approved Preliminary Plan. Should Tenant disapprove the Working Drawings and Specifications, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord's Architect into a revised set of Working Drawings and Specifications, and Tenant shall approve same in writing within five (5) business days of receipt without further revision.

      D. In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications following the date of the Preliminary Plans ("Change"), then provided such Change is reasonably acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase, if any, in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order in writing within three (3) business days following its receipt of the same from Landlord. Tenant's approval of a Change shall be accompanied by Tenant's payment of any resulting increase in the Completion Cost. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order, but that Landlord shall use its reasonable efforts to not further complete work which would be materially altered by a Change for five (5) days following Tenant's request for a Change.

      E. It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord which approval shall not be unreasonably withheld. Landlord shall identify any disapproved items within five (5) business days (or three (3) business days in the case of Changes) after receipt of the applicable document. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the "Landlord's Contribution" as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

      F. Upon approval of the Working Drawings and Specifications, Landlord shall submit them to competitive bid as provided above. Each bidding contractor shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord. All other subcontractors shall be subject to Landlord's reasonable approval, and Landlord may require that one or more designated subtrades be union contractors. The lowest responsible bidder shall be selected as Landlord's general contractor and the bid amount shall be deemed the "Final Cost Estimate" for purposes hereof.

      G. Tenant hereby designates Steve Handy, Telephone No. (949) 975-1550, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as it given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

      H. It is understood that all of the Tenant Improvements shall be done during Tenant's occupancy of Suite 800. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that no rental abatement for Suite 800 shall result while the Tenant Improvements are completed in Suite
            800. Landlord shall use commercially reasonable efforts to minimize the disruption caused to Tenant's business operations within the Premises on account of the completion of the Tenant Improvements within Suite 800.

II.   COST OF TENANT IMPROVEMENTS

      A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs ("Completion Cost") as incurred a maximum of One Hundred Ninety Thousand Eight Hundred Forty-Two Dollars ($190,842.00) ("Landlord Contribution"), based on $10.46 per usable square foot of Suite 800, and Tenant shall be fully responsible for the remainder ("Tenant's Contribution"), provided, however, that Tenant may elect, by written notice to Landlord, to apply not more than Forty Thousand Dollars ($40,000.00) of the Landlord's Contribution to the cost of the Tenant Improvement Work to be performed in Suite 900 pursuant to the foregoing Exhibit X. If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord's Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment. Tenant shall notify Landlord in when it desires to have Landlord perform the foregoing work and shall allow Landlord sufficient access to Suite 800 therefor; provided, however, that if the Tenant Improvements are not completed by June 30, 2006, for any reason other than a delay caused by Landlord, then Landlord shall have no further responsibility to perform any such work.

      B. The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work, and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of five percent (5%) of all such direct costs.

      C. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant's Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras not reflected on the approved working drawings, or because of delays, then Tenant shall pay to Landlord, within ten (10) days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease.

                                        2